EXHIBIT 2 .1

AMENDED AGREEMENT AND PLAN OF MERGER

(AMENDMENT NO. 1)

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 27, 2018 with an effective date of December 31, 2018 (the “Effective Date”), by and among Nocera, Inc., a Nevada corporation, with its principal office at 2030 Powers Ferry Road SE, Suite # 212, Atlanta, GA. 30339 (“NOCERA”), Grand Smooth Inc Limited., a Hong Kong corporation (“GSI”), with its principal office at Flat B, 6th Floor, Teda Building, 87th Wing Lok Street, Sheung Wan, Hong Kong (“GSI”), and GSI Acquisition Corp., a newly-formed wholly-owned subsidiary of NOCERA, domiciled in Colorado (“Acquisition Sub”). Each of NOCERA, GSI and Acquisition Sub is referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

A.       NOCERA and GSI intend to effect a merger, pursuant to which Acquisition Sub will merge with and into GSI and GSI will survive, as a result of which the entire issued share capital of GSI (the “GSI Shares”) will be deemed for all purposes to represent shares of common stock of NOCERA upon the terms and subject to the conditions set forth in this Agreement.

B.        The Parties intend that the Merger contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1.               Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2.               The Merger.

(a)               Effecting the Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as hereinafter defined), (i) Acquisition Sub shall be merged with and into GSI (the “Merger”); (ii) the separate corporate existence of Acquisition Sub shall thereupon cease and GSI will continue as the surviving corporation in the Merger and wholly-owned subsidiary of NOCERA (sometimes referred to herein as the “Surviving Subsidiary”), (iii) all the properties, rights and privileges, and power of GSI, shall vest in the Surviving Subsidiary, and all debts, liabilities and duties of GSI shall become the debts, liabilities and duties of the Surviving Subsidiary, and (iv) each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchange for one validly issued, fully paid and non-assessable share of the Surviving Subsidiary’s common stock.

(b)               Effect on Capital Stock.

Conversion of GSI Shares. At the Effective Time, each GSI Share issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Merger and without any action on the part of GSI, NOCERA, Acquisition Sub, or the holders of the GSI Shares as of the Closing Date (the “Original Holders”), be converted into and will become one share of

1

validly issued, fully paid and non-assessable common stock of NOCERA (the “Share Ratio”) such that the Original Holders will be issued a total of 10,000,000 shares of NOCERA (the “NOCERA Common Stock”) following the conversion. All shares of NOCERA Common Stock issued upon the surrender for exchange of GSI Shares in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such GSI Shares. There shall be no further registration of transfers on the stock transfer books of GSI of the GSI Shares that were outstanding immediately prior to the Effective Time.

Fractional Shares. No fractional shares will be issued in connection with the conversion of GSI Shares into NOCERA Common Stock, and any right to receive a fractional share will be rounded-up to the nearest whole share.

Cancellation of GSI Shares. At the Effective Time, the GSI Shares will be deemed canceled and retired and will cease to exist, and each holder of a certificate for GSI Shares will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing GSI Shares, NOCERA will deliver a stock certificate for shares of NOCERA Common Stock to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend. The effect of the Merger shall be as provided in the applicable provisions of Nevada Law.

Lost, Stolen or Destroyed Certificates. If any certificate evidencing GSI Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by NOCERA, the posting of an indemnity bond, in such reasonable amount as NOCERA or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, NOCERA will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of NOCERA Common Stock.

At the Effective Time, each share of common stock of Acquisition Sub (“Acquisition Sub Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, nonassessable share of common stock of the Surviving Subsidiary. Each stock certificate evidencing ownership of any shares of Acquisition Sub Stock shall, at the Effective Time, evidence ownership of such shares of capital stock of the Surviving Subsidiary.

(c)               Reorganization. The Parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368(a) of the Tax Code. The shares of NOCERA Common Stock issued in the Merger will be issued solely in exchange for GSI Shares, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the GSI Shares. No consideration that could constitute “other property” within the meaning of Section 356(b) of the Tax Code is being transferred by NOCERA for GSI Shares in the Merger. The parties shall not take a position on any tax return inconsistent with this Section 2(c).

(d)               Further Actions. If at any time after the Effective Time, NOCERA or GSI reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement, the officers and directors of NOCERA and GSI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

2

(e)            Lock-up Shares. The shares of NOCERA Common Stock issued to the GSI Inside Shareholders (as defined below) shall be locked up for twelve (12) months after the Closing Date pursuant to the terms of the lock-up agreement which shall be substantially in the form of Exhibit A attached hereto (“Lock-Up Agreement”). Such Lock-Up Agreement shall provide that the GSI Inside Shareholders may sell twenty-five percent (25%) of the shares of NOCERA Common Stock after six (6) months from the Closing Date and and seventy-five percent (75%) of the shares of NOCERA Common Stock after twenty four (24) months from the Closing Date. “GSI Inside Shareholders” shall be defined as GSI’s officers, directors, employees, five percent (5%) shareholders and any affiliates of each of those parties.

(f)                Employment Agreement. GSI shall take all actions necessary or appropriate to execute and deliver to NOCERA and Jeff Cheng contemporaneously with the Closing an employment agreement which shall be substantially in the form of Exhibit B attached hereto (“Employment Agreement”).

(g)            Piggy-Back Registration Rights.

(i)                 In the event NOCERA proposes to file a registration statement with the SEC pursuant to the Securities Act covering the public offering of any of its stock (other than a registration relating solely to the issuance of securities by NOCERA pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction), NOCERA shall promptly give each Original Holder written notice of such registration. NOCERA shall use all reasonable efforts to cause to be registered all of the shares of NOCERA Common Stock that each such Original Holder has requested to be included in such registration. Notwithstanding any other provision of this Agreement and regardless of the registration of any shares of NOCERA Common Stock, the shares of NOCERA Common Stock will continue to be subject the lock up provisions specified in Section 2(e).

(ii)              NOCERA shall have the right to terminate or withdraw any registration initiated by it under this Section 2(g) before the effective date of such registration, whether or not any Original Holder has elected to include shares of NOCERA Common Stock in such registration.

(iii)            All expenses (other than underwriting discounts and commissions and stock transfer taxes and fees) incurred in connection with a registration pursuant to Sections 2(g) including, without limitation, registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for NOCERA shall be borne by NOCERA.

(iv)             If a registration of which NOCERA gives notice under this Section 2(g) is for an underwritten offering, then NOCERA shall so advise the Original Holders. In such event, the right of any Original Holder to include such Original Holder’s shares of NOCERA Common Stock in such registration shall be conditioned upon such Original Holder’s participation in such underwriting and the inclusion of such Original Holder’s shares of NOCERA Common Stock in the underwriting to the extent provided herein. All Original Holders proposing to distribute their shares of NOCERA Common Stock through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriters advise NOCERA that marketing factors require a limitation of the number of shares of NOCERA Common Stock to be underwritten or exclusion of the shares of NOCERA Common Stock, then the managing underwriters may exclude the shares of NOCERA Common Stock from the registration and the underwriting. If any Original Holder disapproves of the terms of any such

3

underwriting, such Original Holder may elect to withdraw therefrom by written notice to NOCERA and the managing underwriters. Any shares of NOCERA Common Stock excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(h)               The covenants contained in (i) above shall survive the closing and shall be enforceable whether or not contained in a separate agreement.

Section 3.               Closing.

(a)               Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effective as soon as all of the conditions hereof are met and any document deliveries take place at the offices of Mountain Share Transfer, Inc on or before January 31, 2019 at 10:00 a.m. PT, or such other time, date or place as NOCERA and GSI may otherwise agree (the “Closing Date”).

(b)               Documents to be Delivered by NOCERA. On or before the Closing, NOCERA will deliver or cause to be delivered to GSI:

(i)                 all consents or approvals required to be obtained by NOCERA for the purposes of completing the Merger;

(ii)              a certified copy of a resolution of the directors of NOCERA dated as of the Closing Date appointing Jeff Cheng to the board of directors of NOCERA;

(iii)            certified copies of such resolutions of the directors of NOCERA as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

Section 4.               Directors and Officers of NOCERA. Effective as of the Closing, (a) the current directors of NOCERA shall appoint Jeff Cheng as a designee of GSI, and if necessary, shall increase the size of the board of directors of NOCERA to create one vacancy and appoint Jeff Cheng to fill that vacancy as a director of NOCERA and (b) the current officers of NOCERA shall remain in their current officer positions with NOCERA, except that Jeff Cheung shall be the Chief Executive Officer and Chairman of the Board of NOCERA after the Closing Date.

Section 5.               GSI’s Representations and Warranties. GSI represents and warrants to NOCERA that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by GSI to NOCERA (the “GSI Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

Organization. GSI is a corporation validly existing and in good standing under the laws of the State of Hong Kong and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. GSI is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Certificate of

4

Incorporation of GSI, as amended to date, each as currently in effect, have been made available to NOCERA, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. GSI is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

Capitalization.

GSI’s authorized capital ownership interests consists solely of 1,000,000 GSI Shares, as of date hereof.

There are 1,000,000 GSI Shares outstanding and no other authorized or issued GSI Shares or other measure of capital ownership of GSI. There are no agreements, arrangements or understandings to which GSI is a party (written or oral) to issue any other GSI Shares or other measures of capital ownership of GSI. All of the outstanding GSI Shares were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

Except as provided in the GSI Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from GSI any GSI Shares or other measures of capital ownership of GSI; (B) debt securities or instruments convertible into or exchangeable for GSI Shares or other measures of capital ownership of GSI; or (C) commitments of any kind for the issuance of additional GSI Shares or options, warrants or other securities of GSI.

There are no options or other rights to acquire such Shares or other measures of capital ownership and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any GSI Shares or other measures of capital ownership of GSI created by statute, the Certificate of Incorporation or Bylaws, or any agreement or other arrangement to which GSI is a party or to which it is bound and there are no agreements, arrangements or understandings to which GSI is a party (written or oral) pursuant to which GSI has the right to elect to satisfy any liability by issuing any GSI Shares or other measures of capital ownership of GSI.

Other than the Bylaws, GSI is not a party or subject to any agreement or understanding, and, to GSI's knowledge, there is no agreement, arrangement or understanding between or among any persons which affects, restricts or relates to voting, giving of written consents, distributions, allocation of profits and losses, or transferability of Shares or other measures of capital ownership of GSI, including any voting trust agreement or proxy.

Subsidiaries. GSI has one subsidiary, Gui Zhou Grand Smooth Technology Ltd .

Authorization. GSI has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GSI and the consummation by GSI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and/or stockholder action by GSI and no other corporate proceedings on the part of GSI and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GSI. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which GSI is a party constitute the valid and legally binding obligations of GSI, enforceable

5

against GSI in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by GSI of this Agreement and the agreements provided for herein, and the consummation by GSI of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Certificate of Incorporation or Bylaws of GSI, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of GSI pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which GSI is a party or by which GSI or any of its properties is or may be bound; or (iii) to GSI’s Knowledge, violate the provisions of any law, rule or regulation applicable to GSI, except where such violation would not reasonably be expected to have an Adverse Effect.

No Conflict. The execution and delivery of this Agreement by GSI does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of GSI pursuant to; any material agreement of GSI or other instrument or obligation of GSI.

Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to GSI’s Knowledge, threatened against or involving GSI (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to GSI’s Knowledge enjoining or requiring GSI to take any action of any kind with respect to its business, assets or properties.

Insurance. The GSI Schedule contains a listing of all current GSI insurance policies. To GSI’s Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for GSI’s business, and to GSI’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

Personal Property. GSI has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due. Such property is used by GSI in the ordinary course of its business and is sufficient for continued conduct of GSI’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

Intangible Property. GSI owns, or possesses, adequate licenses or other valid rights to use all existing United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor listed in the GSI Schedule, which are material to its business as currently conducted (the “GSI Intellectual Property Rights”), except where the failure to have

6

such GSI Intellectual Property Rights would not reasonably be expected to have an Adverse Effect. GSI has the right and authority to use, and to continue to use such GSI Intellectual Property Rights after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person, subject to the outcome of the GSI Litigation.

Real Property. Except as specified on the GSI Schedule, GSI is not a party to any material lease agreements and does not have any interests in any parcel of real property, improved or otherwise.

Tax Matters. Within the times and in the manner prescribed by law, GSI has filed, or will have filed, all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. GSI has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of GSI are currently in progress or threatened and no deficiencies have been asserted or to GSI’s Knowledge assessed against GSI as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

Books and Records. The general ledger and books of account of GSI, all minute books of GSI, all federal, state and local income, franchise, property and other tax returns filed by GSI, all of which have been made available to NOCERA, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect.

Contracts and Commitments. The GSI Schedule lists all material contracts and agreements to which GSI is a party, whether written or oral, other than those between GSI and NOCERA. Each such contract is a valid and binding agreement of GSI, enforceable against GSI in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties. GSI has materially complied with all obligations required pursuant to such contracts to have been performed by GSI on its part and neither GSI nor, to GSI’s Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

Compliance with Laws. GSI has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. To GSI’s Knowledge, GSI is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

Employee Benefit Plans. Except as specified on the GSI Schedule, GSI has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee

7

benefit plans, or (C) material unexpired severance agreements with any current or former employee of NOCERA.

Indebtedness to and from Affiliates. GSI is not indebted, directly or to GSI’s Knowledge indirectly, to any officer, director or 10% stockholder of GSI in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to GSI except for advances made to employees of GSI in the ordinary course of business to meet reimbursable business expenses.

Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by GSI and that are necessary for the execution and delivery by GSI of this Agreement or any documents to be executed and delivered by GSI in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

No Brokers. No broker or finder has acted for GSI in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of GSI.

Disclosure. The information concerning GSI set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

Tax Treatment. Neither GSI nor, to the Knowledge of GSI, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Absence of Liabilities. Except as set forth on GSI’s audited balance sheet dated __________________, 2018, GSI does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $10,000.

Section 6.               NOCERA’s, Acquisition Sub’s Representations and Warranties. Each of NOCERA, Acquisition Sub represents and warrants to GSI and the surviving corporation that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by NOCERA, Acquisition Sub to GSI (the “NOCERA Schedule”), arranged in sections corresponding to the paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

Organization.

(ii)        NOCERA is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated

8

herein, and to consummate the transactions contemplated hereby and thereby. NOCERA is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to GSI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. NOCERA is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(iii)      Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of its Certificate of Incorporation and Bylaws have been made available to GSI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Acquisition Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

Capitalization.

NOCERA’s authorized capital stock consists of 200,000,000 shares of common stock, and no shares of preferred stock.

There are 2,349,200 shares of common stock issued and outstanding, no shares of preferred stock are issued and outstanding, and no shares of common stock of NOCERA are held in the treasury of NOCERA. All of the issued and outstanding shares of common stock of NOCERA were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

Except as provided in the NOCERA Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from NOCERA any capital stock of NOCERA or Acquisition Sub; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of NOCERA or Acquisition Sub.

NOCERA owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens or other encumbrances.

No Subsidiaries. Except for Acquisition Sub and as provided in the NOCERA Schedule, NOCERA does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

Authorization. Each of NOCERA and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NOCERA and Acquisition Sub and the consummation by NOCERA and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by NOCERA or Acquisition Sub, respectively, and no other corporate proceedings on the part of NOCERA or Acquisition Sub, respectively, and no stockholder vote

9

or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NOCERA and Acquisition Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which NOCERA or Acquisition Sub is a party constitute the valid and legally binding obligations of NOCERA and Acquisition Sub, respectively, enforceable against NOCERA and Acquisition Sub, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by NOCERA and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by NOCERA and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of NOCERA, the Certificate of Incorporation or Bylaws of Acquisition Sub, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of NOCERA or Acquisition Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which NOCERA or Acquisition Sub is a party or by which NOCERA Acquisition Sub or any of their respective properties is or may be bound; or (iii) to NOCERA’s or Acquisition Sub’s ’s Knowledge, violate the provisions of any law, rule or regulation applicable to NOCERA or Acquisition Sub, except where such violation would not reasonably be expected to have an Adverse Effect.

No Conflict. The execution and delivery of this Agreement by NOCERA or Acquisition Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of NOCERA or Acquisition Sub pursuant to any material agreement of NOCERA or Acquisition Sub or other instrument or obligation of NOCERA or Acquisition Sub ..

Absence of Liabilities. Except as set forth on NOCERA’s balance sheet dated Sept. 30, 2018, as set forth in NOCERA’s Form 10, Amendment # 3, as filed with the SEC, NOCERA does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, except the management expenses incurred in filing its Form 10 and the negotiation of this agreement which will be paid at closing in the form of cash in the amount of $250,000, $175,000 of which to be disbursed by the Board to Nelson Fiorino Holdings, LLC. at closing, and the balance of $75,000 shall be held in escrow, pending the settlement of any tax issues relating to foreign ownership reporting, and clearance thereof from the IRS, after which time it shall be released to Nelson Fiorino Holdings, LLC. Acquisition Sub has no liabilities or obligations.

Litigation. Except as specified in the NOCERA Schedule, there is no action, suit, legal or administrative proceeding or investigation pending or, to NOCERA’s Knowledge, threatened against or involving NOCERA or Acquisition Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to NOCERA’s Knowledge

10

enjoining or requiring NOCERA or Acquisition Sub to take any action of any kind with respect to its business, assets or properties.

Tax Matters. Except as specified in the NOCERA Schedule, NOCERA has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. NOCERA has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of NOCERA are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against NOCERA as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

Books and Records. The general ledger and books of account of NOCERA, all minute books of NOCERA, all federal, state and local income, franchise, property and other tax returns filed by NOCERA, all reports and filings with the SEC by NOCERA, all of which have been made available to GSI, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

Contracts and Commitments. There are no material contracts to which NOCERA is a party other than those specified in its filings with the SEC. Neither Acquisition Sub n is a party to any contract.

Compliance with Laws. NOCERA has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. NOCERA is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

Employee Benefit Plans. Except as disclosed in its filings with the SEC, NOCERA has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of NOCERA. With respect to such plans, individually and in the aggregate, no event has occurred and, to NOCERA’s Knowledge, there exists no condition or set of circumstances in connection with which NOCERA could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

Indebtedness to and from Affiliates. Except as shown on the attached Schedule 6.0, as of the Closing Date, NOCERA is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of NOCERA in any amount, and no such person is indebted to NOCERA except for advances made in the ordinary course of business to meet reimbursable business expenses.

11

Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by NOCERA or Acquisition Sub and that are necessary for the execution and delivery by NOCERA or Acquisition Sub of this Agreement or any documents to be executed and delivered by NOCERA or Acquisition Sub in connection therewith have been obtained and satisfied.

No Brokers. No broker or finder has acted for NOCERA or Acquisition Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of NOCERA or Acquisition Sub.

Disclosure. The information concerning each of NOCERA or Acquisition Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

SEC Filings.

Except as disclosed on the NOCERA Schedule, NOCERA has filed all forms, reports and documents required to be filed with the SEC since it first became a public reporting company. At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

Each of the financial statements (including, in each case, any related notes) contained in NOCERA’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of NOCERA as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Tax Treatment. Neither NOCERA nor, to the Knowledge of NOCERA, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Certificates. The certificates representing the shares of NOCERA to be delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act and applicable state securities or “blue sky” laws.

12

Investment Company. NOCERA is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.               Covenants of NOCERA.

Conduct of Business of NOCERA. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, NOCERA will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization. Except as otherwise expressly provided in this Agreement or in the NOCERA Disclosure Schedule, prior to the Effective Time, NOCERA shall not, without the prior written consent of GSI:

amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NOCERA (other than the Merger);

(i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of NOCERA; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due);

except as contemplated in this Agreement and Asset Purchase Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) except as shown in Schedule 6.0, attached hereto, authorize any

13

new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000;

make any tax election or settle or compromise any income tax liability material to NOCERA;

settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have an Adverse Effect on NOCERA; or

take, or agree in writing or otherwise to take, any of the actions described in Sections 7(a)(i) through (xi) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section 8.               Covenants of GSI.

Conduct of Business of GSI. Except as contemplated by this Agreement, including as described in the GSI Disclosure Schedule, during the period from the date hereof to the Effective Time, GSI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in the GSI Disclosure Schedule, prior to the Effective Time, GSI shall not, without the prior written consent of NOCERA:

adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of GSI (other than the Merger);

(i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of GSI; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due); or

take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the GSI contained in this Agreement untrue or incorrect.

Section 9.               Other Covenants and Agreements of the Parties.

a) Acquisition Sub Meeting of Stockholders. Acquisition Sub shall take all action necessary, in accordance with the General Corporation Law of the State of Nevada, and its Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby.

b) GSI Meeting of Shareholders. GSI shall take all action necessary, in accordance with the General Corporation Law of the State of Nevada, and its Certificate of Incorporation and Bylaws, to obtain written consent of at least 80% of its shareholders, in lieu of a shareholder

14

meeting to approve the adoption and approval of this Agreement and the transactions contemplated hereby.

c) NOCERA Common Stock. At the Effective Time, NOCERA shall not have issued and outstanding more than 2,354,200 shares of NOCERA Common Stock.

d) Cash contribution to capital. GSI shall contribute to Nocera at closing, cash in the amount of $250,000, $175,000 of which to be disbursed by the Board to Nelson Fiorino Holdings, LLC. at closing, and the balance of $75,000 shall be held in escrow, pending the settlement of any tax issues relating to foreign ownership reporting, and clearance thereof from the IRS, and payment of any costs and assessments therefrom, after which time any balance left shall be released to Nelson Fiorino Holdings, LLC, as compensation for managing the process.

e) Access to Information. Between the date hereof and the Effective Time, NOCERA will give GSI and its authorized representatives reasonable access to its facilities and to all books and records of itself, will permit GSI to make such inspections as GSI may reasonably require and will cause its officers to furnish GSI with such financial and operating data and other information with respect to the business and properties of itself as GSI may from time to time reasonably request. Each of the Parties hereto will hold and will cause its consultants and advisers to hold in confidence g) all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

f) Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the SEC in connection with this Agreement, (ii) obtaining consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

g) Press Releases. GSI and NOCERA will consult with each other before issuing press releases, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

h) Other Filings. At all times from and after the date hereto until the Effective Time, NOCERA covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

Section 10.           GSI’s Conditions to the Merger. The obligation of GSI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by GSI:

(a)               Each of the representations and warranties of NOCERA and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, except to

15

the extent that any changes, circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing each of NOCERA and Acquisition Sub shall have delivered to GSI a certificate to that effect;

(b)               Any governmental or third party approvals required to effect the Merger shall have been obtained;

(c)               Each of NOCERA and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing NOCERA shall have delivered to GSI a certificate to that effect;

(d)               From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning NOCERA or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect;

(e)               NOCERA shall have delivered to GSI a complete and accurate NOCERA Schedule and such schedule shall have been approved by GSI;

(f)                The Asset Purchase Agreement shall have been entered into by NOCERA and the third party;

(g)            The nominee of GSI shall have been appointed as a member of the board of directors and as officers of NOCERA;

(h)            GSI shall have received a resolution from NOCERA’s Board of Directors, a resolution from its Series B Preferred stockholders (if applicable) and resolutions from its holder of NOCERA Common Stock (if applicable) approving the Merger and authorizing the issuances of the shares of NOCERA Common Stock hereto; and

(i)              The stockholders of Acquisition Sub and the stockholders of GSI shall have approved the principal terms of this Agreement, the Merger and the transactions contemplated herein in accordance with applicable law and their Certificate of Incorporation and Bylaws.

Section 11.           NOCERA’s, Acquisition Sub’s Conditions to the Merger. The obligations of NOCERA and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by NOCERA:

(a)               Each of the representations and warranties of GSI contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing GSI shall have delivered to NOCERA a certificate to that effect;

(b)               GSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing GSI shall have delivered to NOCERA a certificate to that effect;

16

(c)               From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning GSI that has had or could be reasonably likely to have an Adverse Effect;

(d)               GSI shall have delivered to NOCERA a complete and accurate GSI Schedule and such schedule shall have been approved by NOCERA;

(e)               GSI shall have delivered to NOCERA audited balance sheets of GSI as of Sept. 30, 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from inception to Sept. 30, 2018;

(f)                GSI shall have delivered to NOCERA an executed copy of the Lock-Up Agreement, duly executed by NOCERA and each of the GSI Original Holders; and

(g)               GSI shall provide the Employment Agreement, for Jeff Cheung, with Options, duly executed by GSI and Jeff Cheng.

Section 12.           Indemnification of Directors and Officers. All rights to indemnification by GSI and NOCERA existing in favor of each individual who is an officer or director of GSI or NOCERA of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of GSI or NOCERA occurring prior to the Effective Time, as provided in GSI’s Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) or NOCERA’s Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

Section 13.           Confidentiality. Each Party shall ensure that any nonpublic information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party. Each such Party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 14.           Termination

(a)               This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(i)                 by mutual written consent of NOCERA and GSI;

17

(ii)              by either NOCERA or GSI if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii)            by either NOCERA or GSI, so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before Jan 20, 2019 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party’s cure of such failure); provided, however, that if either NOCERA or GSI requests an extension of the Closing after this date and the other Party consents in writing, then neither Party may terminate this Agreement under this provision until the expiration of such extension period;

(iv)             by NOCERA, if there has been a material breach of this Agreement on the part of GSI of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by NOCERA to GSI; or

(v)               by GSI, if there has been a material breach of this Agreement on the part of NOCERA of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by GSI to NOCERA.

(b)               In the event of termination of this Agreement by either GSI or NOCERA provided in this Section 14, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of NOCERA or GSI, other than the provisions of the last sentence of Section 13 and this Section 14. Nothing contained in this Section 14 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 15.           Miscellaneous.

Survival. The representations and warranties of the Parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 15 shall survive the Effective Time.

Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

Notices. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

18

To NOCERA &	Nocera, Inc.
Acquisition Sub:	Acquisition Sub

With a copy to:

To GSI:	GSI Inc.

With a copy to:	Michael A. Littman
(which will not	Attorney at Law
constitute notice)

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

19

Expenses. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws.

Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of NOCERA, GSI, and Acquisition Sub.

[Signature page to follow]

20

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

NOCERA, INC.

By: /s/ Erik S. Nelson

_____________________________

Its: Chief Executive Officer

GSI ACQUISITION CORP.

By: /s/ Erik S. Nelson

_____________________________

Its:       President

Grand Smooth Inc Limited.

By: /s/ Yin-Chieh Cheng

_____________________________

Name:

Its:       President

21

Schedule 1

Definitions

“Accredited Investors” has the meaning set forth in Rule 501(a) under the Securities Act.

“Adverse Effect” means, with respect to each Party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the Party to consummate timely the transactions contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Effective Time” means the time of acceptance for recording of Articles of Merger effectuating the Merger by the Secretary of State of the State of Nevada in accordance with the General Corporation Law of the State of Nevada (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Knowledge” means the actual knowledge of the executive officers of a Party, without independent investigation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

22

Schedule 6.0

Warrants Issued & Outstanding

•	Class A Warrants 650,000
•	Class B Warrants 650,000.

Share Issuance - Upcoming

•	Agreement to issue William Hall Five Thousand (5,000) shares at $0.05/share for an aggregate price of $250.00

Nocera - Litigation

There is no known pending or threatened litigation concerning Nocera, Inc. at this point in time.

Payments to be made

•	Mountain Share Transfer, LLC.	$ 6,623.99
•	Coral Capital Partners, Inc.	$10,518.18
•	Coral Investment Partners, LP.	$10,612.08
Total Disbursements	$27,754.25

23

EXHIBIT “A”

LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement") is made and entered into as of the 28th day of December, 2018, between Nocera, Inc., a Nevada corporation ("Nocera"), Grand Smooth Inc Ltd. (“GSI”) a Hong Corporation, and Yin-Chieh Cheng (“Cheng”) a principal shareholder of GSI; collectively GSI and Cheng shall be considered a shareholder of Nocera, referred to herein as the "Cheng".

WHEREAS, Cheng shall serve Nocera in the capacity of an Officer of the Company and a member of the Board of Directors.

WHEREAS, the basic terms of the Lock-Up/Leak-Out Agreement are that Cheng will not sell shares of Nocera’s common stock during the 1st six (6) months of ownership, and an amount not to exceed 25% of his ownership during months seven (7) to twenty-four (24) and 75% following month twenty-five (25).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Notwithstanding anything contained in this Agreement, a Cheng may transfer his/her/its shares of Common Stock to his/her/its affiliates, partners in a partnership, subsidiaries and trusts, or spouses and lineal descendants for estate planning purposes provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement.

2.	Except as otherwise expressly provided herein, and except as each Cheng may be otherwise restricted from selling shares of Common Stock, each Cheng may only sell Common Stock subject to the following conditions for the twenty-four (24) month period from the date of this Agreement (the "Lock-Up/Leak-Out Period"):

2.1	Except as otherwise provided herein, all Common Stock shall be sold in "broker's transactions" as that term is defined in Rule 144 of the Securities and Exchange Commission during the Lock-Up/Leak-Out Period.

2.2	The Cheng agree that they will not engage in any short selling of the Common Stock during the Lock-Up/Leak-Out Period.
1

2.3	During the Lock-Up/Leak/Out Period, Nocera shall use its best efforts to become and maintain fully "reporting" status with the Securities and Exchange Commission; file all reports that are required to be filed by it during such period; and use its "best efforts" to ensure that the Common Stock is continually quoted for public trading on a nationally recognized medium of no less significance than the OTC Market, the NASDAQ Small Cap or a recognized national stock exchange.

3.	Lock Up / Leak Out Period. The Lock Up / Leak Out period shall allow for the following sales of shares of Nocera, Inc.’s common stock.

3.1	Months one (1) through six (6): No shares of Nocera may be sold.

3.2	Months seven (7) through twenty-four (24): Cheng may sell an amount of Nocera shares equal to twenty-five percent (25%) of his total ownership of Nocera, Inc. shares.

4.	This section has been deleted.

5.	In the event of a tender offer to purchase all or substantially all of Nocera's issued and outstanding securities, or a merger, consolidation or other reorganization with or into an unaffiliated entity, and if the requisite number of the record and beneficial owners of Nocera securities then outstanding are voted in favor of such tender offer, merger, consolidation or reorganization, and such tender offer, merger, consolidation or reorganization is completed, this Agreement shall terminate as of the closing of such event and the Common Stock restricted pursuant hereto shall be released from such restrictions.

6.	Except as otherwise provided in this Agreement or any other agreements between the parties, the Cheng shall be entitled to their respective beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

7.	The Common Stock and per share price restrictions covered by this Agreement shall be appropriately adjusted should Nocera make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

8.	No transfer of any of the shares of Common Stock that are subject to this Agreement shall be made in any transaction other than a "broker's transaction" unless the transferee executes and delivers a copy of this Agreement prior to the transfer of any stock certificate representing any of the Common Stock so transferred.

9.	This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

2

10.	All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to Nocera, at 2030 Powers Ferry Road SE, Suite # 212, Atlanta, GA. 30339, and to Cheng at the addresses in the Signature Page. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

11.	The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

12.	Nocera or each Cheng who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. Each Cheng agrees that in the event of a breach of any of the terms and conditions of this Agreement by any such Cheng, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such defaulting Cheng to cease and desist from violating the terms and conditions of this Agreement and specifically requiring such Cheng to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that Nocera or the non-defaulting Cheng may suffer as a result of any breach or continuation thereof.

13.	This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

14.	This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts entered into and to be performed wholly within said State; and Nocera and the Cheng agree that any action based upon this Agreement may be brought in the United States and state courts of Georgia only, and each submits himself/herself/itself to the jurisdiction of such courts for all purposes hereunder.

14.1	Nocera shall be entitled to recover from Cheng any reasonable expenses incurred in enforcing the performance by Cheng of any obligations arising hereunder, including, but not limited to, reasonable attorney's fees.
3

15.	In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

Agreed to & Accepted	Agreed to & Accepted
This 28th day of December, 2018:	This 28th day of December, 2018:

/s/Erik S. Nelson	/s/ Yin-Chieh Cheng

_____________________________ ______________________________

Erik S. Nelson, CEO	Yin-Chieh Cheng
Nocera, Inc.	(an individual)

Agreed to & Accepted

This 28th day of December, 2018

On Behalf of Grand Smooth Inc Ltd.

/s/ Cheng Yin Chieh

______________________________

Cheng Yin Chieh

4

EXHIIBT “B”

CONSULTING AGREEMENT

This is a Consulting Agreement (“Agreement”) between Nocera, Inc., a Nevada corporation with offices in Atlanta, Georgia, (“NOCERA”) on the one hand, and Yin-Chieh Cheng, an individual (“Consultant”) on the other hand. NOCERA and Consultant may be referred to herein separately as “Party” and jointly as “Parties." This Agreement shall be effective as of the date of the last Party to sign (“Effective Date”).

1.       Basic Agreement

1.1     Services. Consultant agrees to provide the services to NOCERA described on Schedule 1 hereto (“Services”), for the compensation set forth on Schedules 1 and 2. If the Parties later enter into additional schedules, and any such schedules shall be deemed to be incorporated into and part of this Agreement.

1.2     Compensation. The fees specified on the Schedules hereto will be Consultant’s sole compensation for the Services described thereon. Consultant is to invoice NOCERA for work done by emailing invoices to the NOCERA Contact person listed on the applicable Schedule or otherwise identified as the contact person by NOCERA. NOCERA will pay all invoices within 30 days of receipt of each invoice.

1.3     Additional Services. If NOCERA asks Consultant to perform services that are not specifically listed herein and that are above and beyond that which is reasonable and customary under the circumstances, Consultant will submit a written change order to NOCERA describing (i) the additional services to be performed; and (ii) the proposed additional fees, if any, associated with such services. Consultant will not perform or receive payments for any service not authorized by NOCERA in an approved change order.

2.       Working Relationship

2.1     Method of Work. Consultant will perform the Services in a timely and professional manner consistent with industry standards. Consultant will have sole discretion over, and sole responsibility for, the planning, method, means, sequencing, time, and place of the work he performs in connection with the Services. Consultant will provide his own equipment, tools, and materials, if any are necessary.

2.2     Access to NOCERA’s Property. If necessary, to perform the Services, NOCERA will make its facilities and equipment available to Consultant in accordance with NOCERA’s access, hours of operation, and security policies, unless otherwise agreed given the nature of the Services. NOCERA will retain sole ownership of all documents, records, equipment, and other physical or intellectual property that it makes available to Consultant. At NOCERA’s request, and upon termination of this Agreement, Consultant will promptly return to NOCERA any of this property in Consultant’s possession.

2.3     Ownership of Work Product. Consultant and NOCERA intend that NOCERA will have full and exclusive ownership of and all right, title, and interest in and to any work product, including, without limitation, the deliverables set forth on Schedule 1 and to all research, analyses, presentations and reports prepared by Consultant and any intellectual property (including, without limitation, any trade secret, copyright, patent or trademark) that Consultant creates or helps create in performing the Services under this Agreement. Consultant will assist NOCERA in obtaining and enforcing these rights in the work product. Notwithstanding the foregoing, NOCERA acknowledges that, with its prior written

1

consent, Consultant may use certain third-party materials in connection with its performance of the Services, and that all intellectual property in any such third-party materials incorporated into any work product will remain with the relevant third party proprietors.

2.4     Confidentiality. Consultant will use Confidential Information (defined below) only in connection with the Services under this Agreement and will keep the same confidential, using at least the same degree of care as Consultant uses to prevent the unauthorized use or disclosure of his own confidential information, but in no case less than a reasonable degree of care. “Confidential Information” means information from or relating to NOCERA which is furnished by NOCERA to Consultant during the course of providing the Services, and does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant or its agent or a party acting on his behalf; (ii) was known by Consultant prior to its being furnished to Consultant by NOCERA; or (iii) is or becomes available to Consultant on a non-confidential basis from a source other than NOCERA. All Confidential Information furnished by NOCERA under this Agreement is and will remain the property of NOCERA. In the event that Consultant is required by operation of law, rule, regulation or legal process or any governmental agency, to disclose any Confidential Information, Consultant will promptly notify NOCERA so that Consultant may seek an appropriate protective order, and Consultant will provide commercially reasonable cooperation with any such efforts. If in the absence, or prior to the delivery, of such protective order Consultant is required to disclose any such Confidential Information, Consultant may make such disclosure without liability under this Agreement.

2.5     Relationship. Consultant is and will be an independent contractor. Nothing in this Agreement creates an employment, partnership, joint venture, fiduciary, or similar relationship between Consultant and NOCERA for any purpose. NOCERA understands that Consultant is entering into this Agreement on his own behalf and not on behalf of any other person or entity, and that his obligations hereunder are his and his alone. Consultant will not be entitled to or eligible for any benefits that NOCERA makes available to its employees, including, without limitation, coverage under any NOCERA medical, dental, liability, automobile or other insurance policies. Consultant waives any rights or claims to those benefits.

2.6     Availability of NOCERA Content. NOCERA agrees to provide any data, analysis, text, photos, graphics, recordings, software, documentation, images, or other content or materials of any kind or nature made necessary in order for Consultant to provide the Services.

3.       Indemnification

3.1     Indemnification. The parties will each defend, indemnify and hold the other party and his or its directors, officers, employees, agents, and assigns (collectively, the “Indemnified Parties”) harmless against all third-party claims, liabilities, losses, damages, and expenses which the Indemnified Parties may suffer and which arise directly or indirectly from (i) the other party’s performance or breach under this Agreement, or (ii) an assertion that the other party infringed upon third-party intellectual property rights.

3.2     Limitation of Remedies and Damages. THE LIABILITY OF CONSULTANT TO NOCERA ARISING HEREUNDER WILL BE LIMITED TO FEES PAID BY NOCERA HEREUNDER. CONSULTANT SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS, PROFITS, BUSINESS INTERRUPTION, DOWNTIME, OR COST OF COVER, WHETHER FORESEEABLE OR NOT, AND WHETHER ARISING IN CONTRACT, TORT, OR NEGLIGENCE, EVEN IF A REPRESENTATIVE OF CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF THE

2

ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE FOREGOING LIMITATIONS AND EXCLUSIONS ARE AN ESSENTIAL PART OF THE CONSIDERATION UNDER THE TERMS OF THIS AGREEMENT AND SHALL TAKE EFFECT TO THE FULLEST EXTENT PERMITTED BY LAW.

4.       Disclaimer of warranties. EXCEPT FOR THE WARRANTIES EXPLICITLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER ORAL OR WRITTEN, WHETHER EXPRESS, IMPLIED, OR ARISING BY STATUTE, CUSTOM, COURSE OF DEALING OR TRADE USAGE, WITH RESPECT TO THE SUBJECT MATTER HEREOF IN CONNECTION WITH THIS AGREEMENT. EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, SATISFACTORY QUALITY, ACCEPTABLE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLIANCE WITH DESCRIPTION AND NON-INFRINGEMENT. NOTHING IN THIS SECTION 4 SHALL BE CONSTRUED TO RELIEVE CONSULTANT FROM ITS OBLIGATIONS SET FORTH ELSEWHERE IN THIS AGREEMENT OR IN THE SCHEDULE(S) INCORPORATED HEREIN.

5.       Term, Payment, and Termination

5.1     Term. This Agreement shall commence on the Commencement Date and shall terminate on the Completion Date listed on Schedule 1.

5.2     Termination. Notwithstanding Section 5.1 above: Either party may immediately terminate this Agreement upon a material breach by the other party that has not been cured to the terminating party’s satisfaction within 30 days following written notice of said breach; Consultant may terminate this Agreement on 30 days written notice for NOCERA’ uncured failure to meet its payment obligations hereunder within 30 days of receiving written notice of such failure from Consultant.

5.3     Consequences of Termination. If this Agreement is terminated before all the Services described on Schedule 1 have been fully performed by Consultant, NOCERA will pay for work completed as of the date of such termination. NOCERA will pay undisputed fees within 30 days after the later of receiving Consultant’s invoice or the effective date of termination. Upon termination of this Agreement, Consultant will promptly return all NOCERA property. The provisions of Sections 2, 3, 4, 5 and 6 will remain effective after termination. All of the Parties’ rights, powers, and remedies under this Agreement are cumulative and not alternative and will be in addition to all rights, powers, and remedies given to the Parties at law or in equity. The exercise of one or more of these rights or remedies will not impair the Parties’ right to exercise any other right or remedy.

6.       General Provisions

6.1     Entire Agreement; Amendment. This Agreement, together with any agreed-upon schedules, is the entire agreement between the Parties and supersedes prior or contemporaneous written and oral agreements, negotiations, correspondence, course of dealing and communications between the Parties relating to the same subject matter. This Agreement may be amended only as stated in a writing signed by both Parties that recites that it is an amendment to this Agreement. The schedule(s) may be amended only as stated in a writing signed by both Parties that recites that it is an addendum thereto.

6.2     Severability. If any provision in this Agreement is held invalid or unenforceable, the other provisions will remain enforceable, and the invalid or unenforceable provision will be considered modified so that it is valid and enforceable to the maximum extent permitted by law.

6.3     Assignment and Successors. NOCERA may not make any assignment of this Agreement

3

without Consultant’s written consent, which consent shall not be unreasonably withheld. Consultant will not make any assignment of this Agreement without the consent of Superior’s or Superior’s Successor’s written consent, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assignees of the parties hereto, and the non-assigning party shall be considered a third-party beneficiary of any agreement between the assigning party and the assignee.

6.4     Waiver. Any waiver under this Agreement must be in writing and signed by the party granting the waiver. Waiver of any breach or provision of this Agreement will not be considered a waiver of any later breach or of the right to enforce any provision of this Agreement. MILE

6..5     No Third Party Beneficiaries. This Agreement is for the exclusive benefit of Consultant and NOCERA and not for the benefit of any third party including, without limitation, any employee, affiliate, or agent of the parties.

6.6     Notices. Notices and consents under this Agreement must be in writing and delivered by email to the designated contact persons identified on the schedule(s) or otherwise by the parties.

6.7     Governing Law. This Agreement is governed by Georgia law.

6.8 Arbitration. The parties agree that any and all disputes relating to this Agreement will be resolved by binding arbitration before and under the rules of the American Arbitration Association. Such arbitration will be conducted in Fulton County, Georgia. Each party will bear his or its own fees and costs relating to such arbitration.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will be taken together and deemed to be one instrument. Transmission by fax or PDF of executed counterparts constitutes effective delivery.

Accepted and Agreed:

Dated: __December 27, 2018______________________

Signed by /s/ Yin-Chieh Cheng

_________Yin-Chieh Cheng, on his own behalf

Dated: December 27. 2018

Nocera, Inc.

Signed by /s/ Erik S. Nelson

Title: CEO

4

SCHEDULE 1 TO CONSULTING AGREEMENT

This Schedule sets forth additional terms of the Consulting Agreement. The terms of this Schedule 1 are deemed incorporated in full into the Consulting Agreement.

Name of Consultant: Yin-Chieh Cheng

Commencement Date: December 27, 2018

Completion Date: December 27, 2023

Description of Services, including activities, expected work product, and timetable:

Services

(1) Chairman of the Board and Director

Fees

Consultant’s compensation for the Services shall be comprised of two elements:

(1) to be paid as follows:

$____0__________ due each Month

Consultant will invoice NOCERA for each of these payments.

(2) Warrants: As set forth in Schedule 2 to this Agreement.

Accepted and Agreed:

Dated: December 27, 2018

Signed by /s/ Yin-Chieh Cheng

_________Yin-Chieh Cheng, on his own behalf

Dated: December 27, 2018

Nocera, Inc.

Signed by /s/ Erik S. Nelson

Title: CEO

1

SCHEDULE 2 TO CONSULTING AGREEMENT

WARRANT AGREEMENT

This Schedule sets forth additional terms of the Consulting Agreement. The terms of this Schedule 2 are deemed incorporated in full into the Consulting Agreement.

Warrant Agreement

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: NOCERA, INC. - Stock symbol NCRA

Number of Shares: 5,000,000 (See section 1.1 below)

Type/Series of Stock: Common Stock

Warrant Price: $0.50 /share

Expiration Date:  December 27, 2023

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Yin-Chieh Cheng (“Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. In the event that the name of the Company and/or the stock symbol for the company

SECTION 1. EXERCISE.

1.1         Quarterly Option Awards.

Holder shall be granted quarterly option awards of 250,000 Series “A” Warrants for 20 quarters (5 years) for a total of 5,000,000 Series “A” Warrants, subject to continued employment for services as Chairman of the Board and a Director.

1.2         Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.3, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2          Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

1

X = Y(A-B)/A

where:

X =                             the number of Shares to be issued to the Holder;

Y =                             the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =                             the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =                             the Warrant Price.

1.3          Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is then traded in a Trading Market and the Class is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4          Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5          Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6          Treatment of Warrant Upon Acquisition of Company.

(a)           Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company to a person or “group” (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

(b)           Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition.

2

(c)           The Company shall provide Holder with written notice of its request relating to the Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which is to be delivered to Holder not less than seven (7) Business Days prior to the closing of the proposed Cash/Public Acquisition. In the event the Company does not provide such notice, then if, immediately prior to the Cash/Public Acquisition, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon such exercise to the Holder and Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof.

(d)           Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(e)           As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1          Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2          Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3          Conversion of Preferred Stock. If the Class is a class and series of the Company’s convertible preferred stock, in the event that all outstanding shares of the Class are converted, automatically or by action of the holders thereof, into common stock pursuant to the provisions of the Company’s Certificate of Incorporation, as such may be amended from time to time (the “Certificate of Incorporation”) including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its common stock

3

pursuant to an effective registration statement under the Act (the “IPO”), then from and after the date on which all outstanding shares of the Class have been so converted, this Warrant shall be exercisable for such number of shares of common stock into which the Shares would have been converted had the Shares been outstanding on the date of such conversion, and the Warrant Price shall equal the Warrant Price in effect as of immediately prior to such conversion divided by the number of shares of common stock into which one Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.4          Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.6          Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1          Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the Class were last sold and issued prior to the Issue Date hereof in an arms-length transaction in which at least $500,000 of such shares were sold.

(b)           All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

3.2          Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;

(d) effect an Acquisition or to liquidate, dissolve or wind up; or then, in connection with each such event, the Company shall give Holder:

(1) at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above;

(2) in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on

4

which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and

SECTION 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1          Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2          Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3          Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4          Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5          The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6          No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

5

SECTION 5. MISCELLANEOUS.

5.1          Term and Automatic Cashless Exercise Upon Expiration.

(a)           Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the Expiration Date and shall be void thereafter.

(b)           Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2          Legends. Each certificate representing the Shares (and each certificate representing the securities issued upon conversion of any Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO _____________________________ DATED _____________, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3          Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

5.4          Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.5          Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.6          Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.7          Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its principles regarding conflicts of law.

5.8        Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

6

5.9        Business Days. “Business Day” is any day that is not a Saturday, Sunday or a holiday.

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

ACCEPTED AND AGREED

“COMPANY”

NOCERA, INC.

Dated: December 27, 2018

By:	/s/ Erik S. Nelson

Name:	Erik S. Nelson
(Print)
Title:	CEO

“HOLDER”

Yin-Chieh Cheng Dated: December 27, 2018

By:	/s/ Yin-Chieh Cheng

Name:	Yin-Chieh Cheng
Yin-Chieh Cheng, Consultant

7

SCHEDULE 2 - APPENDIX 1

NOTICE OF EXERCISE

1.        The undersigned Holder hereby exercises its right to purchase __________________                    shares of NOCERA, INC. (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

☐                    Cashless Exercise pursuant to Section 1.2 of the Warrant

2.        Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3.             By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):